Exhibit 99.1

NEWS RELEASE

Tops Market LLC, PO box 1027, Buffalo NY 14240-1027

For more information contact:

David Langless, SVP & Chief Financial Officer

Phone: (716) 635-5000

Email: dlangless@topsmarkets.com

FOR IMMEDIATE RELEASE

Tops Holding II Corporation Reports Strong Cash Generation

in the 2015 First Quarter

•	Generated $30.6 million in cash from operations in the quarter

•	First quarter operating income increased $8.8 million to $22.1 million

•	EBITDA(1) improved almost 30% to $44.2 million in the 2015 quarter

WILLIAMSVILLE, NY, May 20, 2015 – Tops Holding II Corporation (“Tops”), the indirect parent of Tops Markets, LLC (“Tops Markets”), a leading supermarket retailer serving Upstate New York, Northern Pennsylvania and Vermont, today reported financial results for the first quarter ended April 18, 2015.

“During the quarter, we generated very strong cash from operations, paid down debt and continued to invest in our supermarkets,” commented Frank Curci, Tops President and CEO. “Our top-line was effected by a significant decline in fuel sales as the average price per gallon was down nearly a third since last year. Additionally, as expected, we were impacted by our strategic decision to rationalize our in-store pharmacy business. While there is a near-term impact from the closing of 27 pharmacies, we believe the changes will improve the customer experience, make us more efficient and drive top line growth going forward. We are confident in our direction and are encouraged by the opportunities before us.”

Fiscal 2015 First Quarter Financial Results

Inside sales of $676.7 million were down 1.7%, or $11.8 million, which reflects the closure of 27 in-store pharmacies during January 2015 and the timing of the Easter holiday. The week following Easter, historically a poor sales week, occurred during the 2015 period versus the week subsequent to the end of the 2014 period. Partially offsetting the decrease was a $6.0 million contribution from two acquired supermarkets and one new supermarket opened since July 2014.

Same store sales, which we calculate by excluding the sales of the in-store pharmacies closed in January 2015, declined 1.4%. This decrease was due to the negative 85 basis points impact from the timing of the Easter holiday, approximately 36 basis points impact from temporary disruptions caused by the closure and space repurposing of the aforementioned pharmacies, and an estimated impact of 40 basis points due to a reduction in federal Supplemental Nutrition Assistance Program (SNAP) benefits.

Fuel sales were negatively impacted by a 32.9% decline in the average retail price per gallon. As a result, fuel sales were $46.2 million in the first quarter, a decrease of $21.9 million from the prior-year period. Since February 2014, four new fuel stations were added, which drove a 1.0% increase in the number of gallons sold.

Tops Holding II Corporation Reports Strong Cash Generation in the 2015 First Quarter

May 20, 2015

As a result, net sales decreased $33.7 million, or 4.5%, to $722.9 million from the first quarter of fiscal 2014.

Gross profit for the first quarter was $214.5 million, or 29.7% of net sales, compared with $214.1 million, or 28.3% of net sales, in the 2014 first quarter. The 140 basis points increase reflects improved sales mix as a larger portion of net sales were from higher margin inside sales, improved profitability on fuel sales and a $1.1 million decrease in non-cash LIFO inventory valuation expense.

Total operating expenses decreased to $192.4 million from $200.8 million in the prior-year period. The decrease in operating expense dollars was primarily due to an $11.0 million gain that was recognized due to the pharmacy scripts and inventory that were sold during the 2015 period. Some other notable changes in the quarter-over-quarter comparison included lower selling and general expenses resulting from a $5.2 million decrease in utility costs attributable to lower electricity commodity costs, and increased labor costs due in part to a $0.75 hourly minimum wage increase in New York State and severance costs related to the closed pharmacies.

As a result, operating income for the 2015 first quarter increased to $22.1 million from $13.3 million in the 2014 first quarter. Net interest expense remained relatively consistent with the prior-year period at $25.7 million. Net loss for the 2015 first quarter was $4.2 million compared with a net loss of $7.6 million in the first quarter of 2014.

Supplemental Reporting on EBITDA and Adjusted EBITDA

(1)To provide investors with greater understanding of its operating performance, in addition to reporting results in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), Tops provides supplemental reporting on EBITDA and Adjusted EBITDA, both non-GAAP measures.

First quarter 2015 EBITDA increased 29.8% to $44.2 million from $34.1 million in the 2014 period. Adjusted EBITDA, which excludes certain non-cash and non-recurring items such as the $11.0 million gain on sale of pharmacy scripts and inventory, was $35.5 million in the first quarter of 2015, consistent with the prior-year period.

See “Non-GAAP Financial Measures” below for a discussion of EBITDA and Adjusted EBITDA, and the attached table for a reconciliation to GAAP net loss.

Flexibility for Growth

Cash provided by operating activities during the first quarter of 2015 was $30.6 million compared with $7.9 million during the prior-year period. The increase reflects $15.0 million of transaction costs related to the December 2013 management purchase that were paid during the 2014 first quarter, $2.9 million of cash proceeds from the sale of pharmacy inventory during January 2015, and improved working capital requirements.

Capital expenditures of $9.9 million made during the first quarter of 2015 were largely related to new store openings, store remodels and maintenance activities. The Company anticipates investing between $30 million and $40 million in capital expenditures during fiscal 2015.

As of April 18, 2015, total debt excluding capital leases was $643.5 million compared with $666.1 million at 2014 year-end. The unused availability under the Company’s revolving credit facility was $46.9 million after giving effect to the borrowing base calculations and $23.9 million of letters of credit outstanding thereunder. Tops expects that cash generated from operations and borrowing capacity under the revolving credit facility will provide sufficient liquidity to fund debt service requirements, investments in working capital, capital expenditures, acquisitions and other cash requirements for at least the next twelve months.

Tops Holding II Corporation Reports Strong Cash Generation in the 2015 First Quarter

May 20, 2015

Conference Call Details

Tops will host a conference call on Friday, May 22, 2015, beginning at 11:00 a.m. Eastern Time. During the call, management will review the financial and operating results for the first quarter, and discuss Tops’ corporate strategy and outlook. A question-and-answer session will follow. The conference call can be accessed by dialing (201) 689-8560.

A telephonic replay will be available from 2:00 p.m. Eastern Time the day of the teleconference until Friday, June 5, 2015. To listen to a replay of the call, dial (858) 384-5517 and enter replay pin number 13607131.

About Tops Holding II Corporation

Tops is the parent of Tops Holding LLC and the indirect parent of Tops Markets, LLC, which is headquartered in Williamsville, NY, and operates 158 corporate full-service supermarkets, 157 under the Tops banner and one under the Orchard Fresh banner, with an additional five supermarkets operated by franchisees under the Tops banner. With approximately 15,000 associates, Tops is a leading full-service grocery retailer in Upstate New York, Northern Pennsylvania and Vermont. Tops’ strategy is to build on its solid market share in the areas it operates by continuing to differentiate itself from competitors by offering quality products at affordable prices with superior customer service and by remaining an integral part of the community.

For more information about Tops Markets, visit the company’s website at www.topsmarkets.com.

Safe Harbor Statement

The information made available in this news release contains forward-looking statements, which are generally statements about future events, plans, objectives and performance. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, occur, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to the following:

•	current economic conditions and the impact on consumer demand and spending and our pricing strategy

•	pricing and market strategies, the expansion, consolidation and other activities of competitors, and our ability to respond to the promotional practices of competitors

•	our ability to effectively increase or maintain our profit margins

•	the success of our acquisition and remodel plans

•	fluctuations in utility, fuel and commodity prices which could impact consumer spending and buying habits and the cost of doing business

•	risks inherent in our fuel station operations

•	our exposure to local economies and other adverse conditions due to our geographic concentration

•	risks of natural disasters and severe weather conditions

•	supply problems with our suppliers and vendors

•	our relationships with unions and unionized employees, and the terms of future collective bargaining agreements or labor strikes

•	increased operating costs resulting from increases in the minimum wage, rising employee benefit costs or pension funding obligations

•	changes in, or the failure or inability to comply with, laws and governmental regulations applicable to the operation of our pharmacy and other businesses

•	the adequacy of our insurance coverage against claims of our customers in connection with our pharmacy services

•	estimates of the amount and timing of payments under our self-insurance policies

•	risks of liability under environmental laws and regulations

Tops Holding II Corporation Reports Strong Cash Generation in the 2015 First Quarter

May 20, 2015

•	our ability to maintain and improve our information technology systems

•	events that give rise to actual or potential food contamination, drug contamination or food-borne illness or any adverse publicity relating to these types of concerns, whether or not valid

•	threats or potential threats to security

•	our ability to retain key personnel

•	risks of data security breaches or losses of confidential customer information

•	risks relating to our substantial indebtedness

•	claims or legal proceedings against us, and

•	other factors discussed under “Risk Factors” in our Annual Report on Form 10-K for Fiscal 2014 and in our Quarterly Report on Form 10-Q for the 16-week period ended April 18, 2015.

We caution that investors should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made. We disclaim any intention, obligation or duty to update or revise any forward- looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, we provide information regarding EBITDA and Adjusted EBITDA. We define EBITDA as earnings before interest, taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted to exclude certain non-cash items and items that are not indicative of our core operating performance. We use EBITDA and Adjusted EBITDA to evaluate our operating performance and liquidity and they are among the primary measures used by management for planning and forecasting for future periods. We believe the presentation of these measures is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and, with respect to EBITDA, makes it easier to compare our results with other companies that have different financing and capital structures. See the last page of this release for a quantitative reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP financial measure, which we believe is net loss.

Tops Holding II Corporation Reports Strong Cash Generation in the 2015 First Quarter

May 20, 2015

FINANCIAL TABLES FOLLOW.

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

(Unaudited)

	16-week periods ended
	April 18, 2015	April 19, 2014	$ Change	% Change
Net sales	$722,850	$756,539	$(33,689)	(4.5)%
Cost of goods sold	(494,125)	(526,635)	32,510	6.2%
Distribution costs	(14,260)	(15,767)	1,507	9.6%

Gross profit	214,465	214,137	328	0.2%

Operating expenses:
Wages, salaries and benefits	(109,456)	(106,958)	(2,498)	(2.3)%
Selling and general expenses	(37,802)	(41,452)	3,650	8.8%
Administrative expenses (inclusive of stock-based compensation expense of $69 and $10)	(23,493)	(20,076)	(3,417)	(17.0)%
Rent expense, net	(8,197)	(8,218)	21	0.3%
Depreciation and amortization	(18,606)	(17,779)	(827)	(4.7)%
Advertising	(5,835)	(6,339)	504	8.0%
Gain on sale of assets	11,014	—	11,014	N/A

Total operating expenses	(192,375)	(200,822)	8,447	4.2%

Operating income	22,090	13,315	8,775	65.9%

Interest expense, net	(25,743)	(25,077)	(666)	(2.7)%

Loss before income taxes	(3,653)	(11,762)	8,109	68.9%

Income tax (expense) benefit	(542)	4,136	(4,678)	(113.1)%

Net loss	$(4,195)	$(7,626)	$3,431	45.0%

Tops Holding II Corporation Reports Strong Cash Generation in the 2015 First Quarter

May 20, 2015

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

(Unaudited)

	April 18, 2015	December 27, 2014
Assets
Current assets:
Cash and cash equivalents	$31,818	$26,316
Accounts receivable, net	61,292	64,130
Inventory, net	141,514	149,284
Prepaid expenses and other current assets	14,521	11,172
Income taxes refundable	43	43
Current deferred tax assets	3,456	3,456

Total current assets	252,644	254,401

Property and equipment, net	380,091	385,889
Goodwill	212,901	212,901
Intangible assets, net	180,643	184,159
Other assets	13,735	15,033

Total assets	$1,040,014	$1,052,383

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$85,667	$85,985
Accrued expenses and other current liabilities	96,922	82,110
Current portion of capital lease obligations	8,877	8,653
Current portion of long-term debt	2,010	1,983

Total current liabilities	193,476	178,731
Capital lease obligations	139,560	140,315
Long-term debt	641,539	664,130
Other long-term liabilities	34,185	33,591
Non-current deferred tax liabilities	45,923	45,383

Total liabilities	1,054,683	1,062,150

Shareholders’ deficit:
Common stock ($0.001 par value; 300,000 authorized shares, 126,560 shares issued and 126,559 shares outstanding as of April 18, 2015 and 126,560 shares issued and outstanding as of December 27, 2014)	—	—
Treasury stock (at cost; 1 share as of April 18, 2015)	(1)	—
Paid-in capital	7,748	8,454
Accumulated deficit	(20,744)	(16,549)
Accumulated other comprehensive loss, net of tax	(1,672)	(1,672)

Total shareholders’ deficit	(14,669)	(9,767)

Total liabilities and shareholders’ deficit	$1,040,014	$1,052,383

Tops Holding II Corporation Reports Strong Cash Generation in the 2015 First Quarter

May 20, 2015

TOPS HOLDING II CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	16-week periods ended
	April 18, 2015	April 19, 2015
Cash flows provided by operating activities:
Net loss	$(4,195)	$(7,626)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	22,118	20,747
Gain on sale of assets	(11,014)	—
Amortization of deferred financing costs	1,298	1,184
Deferred income taxes	540	(4,153)
Straight-line rent adjustment	309	352
LIFO inventory valuation adjustments	202	1,338
Share-based compensation expense	69	10
Other	341	253
Changes in operating assets and liabilities:
Decrease in accounts receivable	2,838	2,349
Decrease in inventory, net	7,327	2,579
Increase in prepaid expenses and other current assets	(3,349)	(4,836)
Decrease in income taxes refundable	—	52
(Decrease) increase in accounts payable	(100)	1,828
Increase (decrease) in accrued expenses and other current liabilities	13,845	(8,168)
Increase in other long-term liabilities	384	1,968

Net cash provided by operating activities	30,613	7,877

Cash flows provided by (used in) investing activities:
Cash paid for property and equipment	(9,934)	(12,300)
Cash proceeds from sale of assets	11,255	—

Net cash provided by (used in) investing activities	1,321	(12,300)

Cash flows (used in) provided by financing activities:
Borrowings on 2017 ABL Facility	126,500	179,700
Repayments on 2017 ABL Facility	(148,500)	(182,400)
Principal payments on capital leases	(2,791)	(2,663)
Dividends to Tops MBO Corporation	(775)	(2,382)
Repayments of long-term debt borrowings	(647)	(2,621)
Change in bank overdraft position	(218)	(65)
Purchase of treasury stock	(1)	—
Proceeds from sale leaseback financing transactions	—	12,750
Deferred financing costs paid	—	(211)

Net cash (used in) provided by financing activities	(26,432)	2,108

Net increase (decrease) in cash and cash equivalents	5,502	(2,315)
Cash and cash equivalents – beginning of period	26,316	29,913

Cash and cash equivalents – end of period	$31,818	$27,598

Tops Holding II Corporation Reports Strong Cash Generation in the 2015 First Quarter

May 20, 2015

TOPS HOLDING II CORPORATION

RECONCILIATION OF GAAP NET LOSS TO EBITDA AND ADJUSTED EBITDA

(Dollars in thousands)

(Unaudited)

	16-week periods ended
	April 18, 2015	April 19, 2014
Net loss	$(4,195)	$(7,626)
Depreciation and amortization	22,118	20,747
Interest expense	25,743	25,077
Income tax expense (benefit)	542	(4,136)

EBITDA	44,208	34,062

Gain on sale of assets (a)	(11,014)	—
LIFO inventory valuation adjustments (b)	202	1,338
Share-based compensation expense (c)	69	10
Other one-time expenses (d)	2,035	49

Total adjustments to EBITDA	(8,708)	1,397

Adjusted EBITDA	$35,500	$35,459

Notes:

(a)	During January 2015, the Company sold pharmacy scripts and inventory related to 27 of its in-store pharmacy locations for cash proceeds of $14.9 million. A resulting gain on sale of assets of $11.0 million, net of the carrying value of sold inventory of $3.2 million and direct selling expenses of $0.7 million, was recognized in the 16-week period ended April 18, 2015.
(b)	Eliminates the non-cash impact of last-in, first-out (“LIFO”) accounting, which represents the difference between certain inventories valued under the first-in, first-out (“FIFO”) inventory method and the LIFO inventory method.
(c)	Compensation costs related to stock option grants.
(d)	The amount for the 16-week period ended April 18, 2015 includes $1.0 million of severance and other non-recurring costs associated with the closure of 27 in-store pharmacies in January 2015.